UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. ___)*


                               PAMET SYSTEMS, INC.
              -------------------------------------------------------
                                (Name of Issuer)


                     Common stock, par value $.01 per share
              -------------------------------------------------------
                         (Title of Class of Securities)


                                   697640-10-0
              -------------------------------------------------------
                                  (CUSIP Number)


                                 December 31, 1999
              -------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  697640-10-0

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

     Stanley J. Robboy


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                              (a) [ ]
                                              (b) [X]


 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States


 NUMBER OF      5  SOLE VOTING POWER
 SHARES
 BENEFICIALLY      446,137
 OWNED BY
 EACH
 REPORTING
 PERSON
 WITH
                6  SHARED VOTING POWER

                   -

                7  SOLE DISPOSITIVE POWER

                   446,137

                8  SHARED DISPOSITIVE POWER

                    -

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        446,137


10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	14.7%

12   TYPE OF REPORTING PERSON (See Instructions)

        IN

Item 1.         (a)       Name of Issuer:

                          Pamet Systems, Inc.

                (b)       Address of Issuer's Principal Executive Offices:

                          1000 Main Street
                          Acton, Massachusetts 01720

Item 2. (a)(b)(c) Name of Person Filing; Address of Principal Business Office or, if none, Residence; Citizenship:

                          Stanley J. Robboy
                          104 Donegal Drive
                          Chapel Hill, North Carolina 27514-6559
                          United States

	(d)	Title of Class of Securities:

                          Common stock, par value $.01 per share

	(e)	CUSIP Number:

                          697640-10-0

Item 3.	If this statement is being filed pursuant to Rule 13d-1(b),
or 13d-2(b) or (c), check whether the person filing is a:

	(a)[  ]	Broker or Dealer registered under Section 15 of the Act
	(b)[  ]	Bank as defined in section 3(a)(6) of the Act
	(c)[  ]	Insurance Company as defined in section 3(a)(19) of the Act
	(d)[  ]	Investment Company registered under section 8 of the
                Investment Company Act of 1940
	(e)[  ]	An Investment Adviser in accordance with Rule
                13d-1(b)(1)(ii)(E)
	(f)[  ]	An Employee Benefit Plan or Endowment Fund in accordance with
                Rule 13d-1(b)(1)(ii)(F)
	(g)[  ]	A Parent Holding Company or Control Person in accordance with
                Rule 13d-1(b)(ii)(G)
	(h)[  ]	A Savings Association as defined in Section 3(b) of the
                Federal Deposit Insurance Act
	(i)[  ]	A Church Plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment Company Act of 1940
	(j)[  ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.         Ownership:

        (a)     Amount Beneficially Owned:	446,137

        (b)     Percent of Class:    14.7%

        (c)     Number of Shares as to which such person has:

                (i)     sole power to vote or direct the vote - 446,137

                (ii)    shared power to vote or direct the vote -

		(iii)	sole power to dispose or direct the disposition of -
                        446,137

		(iv)	shared power to dispose or direct the disposition of -

Item 5.         Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person:

                N/A

Item 7.	        Identification and Classification of the Subsidiary which
                Acquired the Security Being Reported on by the Parent Holding Company

                N/A

Item 8.         Identification and Classification of Members of the Group

                N/A


Item 9.         Notice of Dissolution of Group

                N/A

Item 10.	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



					  	/s/ Stanley J. Robboy
					     	Stanley J. Robboy


Dated: February 8, 2000